                                                                     EXHIBIT 2.1



                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

                                    BETWEEN

                               EATON CORPORATION

                                      AND

                           AXCELIS TECHNOLOGIES, INC.

                                     DATED

                                 JUNE 30, 2000


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                               TABLE OF CONTENTS

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ARTICLE I  SEPARATION.............................................................................................2

         Section 1.1  Separation Date.............................................................................2
         Section 1.2  Closing of Transactions.....................................................................2

ARTICLE II  DOCUMENTS AND ITEMS TO BE DELIVERED AT THE SEPARATION CLOSING.........................................2

         Section 2.1  Documents to Be Delivered by Eaton..........................................................2
         Section 2.2  Documents to Be Delivered by Axcelis Technologies...........................................3
         Section 2.3  Cash to be Transferred......................................................................3

ARTICLE III  THE IPO AND ACTIONS PENDING THE IPO..................................................................3

         Section 3.1  Transactions Related to the IPO.............................................................3
         Section 3.2  Cooperation.................................................................................4
         Section 3.3  Conditions Precedent to Consummation of the IPO.............................................4
         Section 3.4  Dividend Payment............................................................................5

ARTICLE IV  THE DISTRIBUTION......................................................................................6

         Section 4.1  The Distribution............................................................................6
         Section 4.2  Conditions Precedent to Distribution........................................................6
         Section 4.3  Further Assurances Regarding the Distribution...............................................7

ARTICLE V  COVENANTS AND OTHER MATTERS............................................................................7

         Section 5.1  Other Agreements............................................................................7
         Section 5.2  Further Instruments.........................................................................7
         Section 5.3  Agreement for Exchange of Information.......................................................8
         Section 5.4  Auditors and Audits; Annual and Quarterly Statements and Accounting.........................9
         Section 5.5  Consistency with Past Practices............................................................11
         Section 5.6  Payment of Expenses........................................................................11
         Section 5.7  Foreign Subsidiaries.......................................................................12
         Section 5.8  Dispute Resolution.........................................................................12
         Section 5.9  Governmental Approvals; Compliance with Law................................................13
         Section 5.10  No Representation or Warranty.............................................................13
         Section 5.11  Non-Solicitation of Employees.............................................................13
         Section 5.12  Cooperation in Obtaining New Agreements...................................................14
         Section 5.13  Property Damage to Axcelis Technologies Assets Prior to the Separation Date...............14
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                                      -i-

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
ARTICLE VI  MISCELLANEOUS........................................................................................14

         Section 6.1  Limitation of Liability....................................................................14
         Section 6.2  Governing Law..............................................................................15
         Section 6.3  Termination................................................................................15
         Section 6.4  Notices....................................................................................15
         Section 6.5  Counterparts...............................................................................16
         Section 6.6  Binding Effect; Assignment.................................................................16
         Section 6.7  Severability...............................................................................16
         Section 6.8  Failure or Indulgence Not Waiver; Remedies Cumulative......................................16
         Section 6.9  Entire Agreement; Amendment................................................................16
         Section 6.10  Authority.................................................................................16
         Section 6.11  Interpretation............................................................................17
         Section 6.12  Conflicting Agreements....................................................................17
         Section 6.13  Public Announcements......................................................................17
         Section 6.14  Subsequent Legal Fees.....................................................................17
         Section 6.15  No Third-Party Beneficiaries or Right to Rely.............................................17

ARTICLE VII  DEFINITIONS.........................................................................................18

         Section 7.1  Affiliated Company.........................................................................18
         Section 7.2  Assets.....................................................................................18
         Section 7.3  Axcelis Technologies Assets................................................................18
         Section 7.4  Axcelis Technologies Group.................................................................18
         Section 7.5  Eaton Group................................................................................18
         Section 7.6  Governmental Approvals.....................................................................18
         Section 7.7  Governmental Authority.....................................................................18
         Section 7.8  Information................................................................................18
         Section 7.9  IPO Closing................................................................................19
         Section 7.10  IPO Closing Date..........................................................................19
         Section 7.11  Liabilities...............................................................................19
         Section 7.12  Person....................................................................................19
         Section 7.13  Subsidiary................................................................................19
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                                      -ii-

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                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

         This Master Separation and Distribution Agreement ("Agreement") is made and entered into on June 30, 2000, by and between Eaton Corporation ("Eaton"), an Ohio corporation, and Axcelis Technologies, Inc. (formerly known as Eaton Semiconductor Equipment Inc.) ("Axcelis Technologies"), a Delaware corporation. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article VII hereof.

                                    RECITALS

         WHEREAS, Eaton currently owns all of the issued and outstanding common stock of Axcelis Technologies;

         WHEREAS, the business of Axcelis Technologies consists of the business and operations conducted by Eaton and its Subsidiaries as Eaton's Semiconductor Equipment Operations (the "Axcelis Technologies Business") as described in the IPO Registration Statement (as defined below);

         WHEREAS, the Board of Directors of Eaton has determined that it would be appropriate and desirable to separate the Axcelis Technologies Business from Eaton and to reorganize it into an independent publicly held company;

         WHEREAS, the Boards of Directors of Eaton and Axcelis Technologies have each determined that it would be appropriate and desirable for Eaton to contribute and transfer to Axcelis Technologies, and for Axcelis Technologies to receive and assume, directly or indirectly, the Assets and Liabilities (including contingent liabilities) of Eaton and its Subsidiaries associated with the Axcelis Technologies Business to the extent not contributed and transferred to Axcelis Technologies prior to May 4, 2000 (the "Separation");

         WHEREAS, as part of the transactions contemplated by the Separation, prior to the date hereof Eaton has caused the transfer to Axcelis of all of the issued and outstanding capital stock of Fusion Systems Corporation and High Temperature Engineering Corporation, all of Eaton's ownership interest in Sumitomo Eaton Nova Corporation and the intellectual property assets of the Axcelis Technologies Business.

         WHEREAS, Eaton and Axcelis Technologies currently contemplate that, following the Separation, Axcelis Technologies will make an initial public offering ("IPO") of an amount of its common stock pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "IPO Registration Statement"), that will reduce Eaton's ownership interest in Axcelis Technologies to not less than 80.1% of the outstanding common stock of Axcelis Technologies;

         WHEREAS, Eaton currently plans to consummate the divestiture of Axcelis Technologies approximately six months following such IPO by means of a distribution of all of the common stock of Axcelis Technologies owned by Eaton to holders of Eaton common stock on a tax-free basis in a split-off, a spin-off or some combination of both transactions (the "Distribution");

         WHEREAS, Eaton and Axcelis Technologies intend that the Separation will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), that the Distribution will qualify as a tax-free distribution under Section 355 of the Code and that this Agreement shall be, and is hereby adopted as, a plan of reorganization under
Section 368 of the Code; and

         WHEREAS, the parties intend in this Agreement, including the Exhibits hereto, to set forth the principal arrangements between them regarding the Separation and to set forth certain other matters regarding the IPO and the Distribution.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, Eaton and Axcelis Technologies, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   SEPARATION

         Section 1.1 Separation Date. Unless otherwise provided in this Agreement or in any agreement to be executed in connection with this Agreement, the effective time and date of the Separation shall be the earlier of (i) 12:01 a.m. on the IPO Closing Date or (ii) 12:59 p.m. on June 30, 2000 or such subsequent date as may be designated at any time prior to the earlier of such dates by the Chairman or President of Eaton (the "Separation Date").

         Section 1.2 Closing of Transactions. Except as otherwise provided herein, the closing of the transactions contemplated in Article II (the "Separation Closing") shall occur on the Separation Date (beginning at 10:00 a.m. Cleveland time), at the offices of Eaton at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114, or at such other place as Eaton may in its sole discretion determine, by the delivery of the executed instruments of transfer, assumptions of liability, undertakings, agreements, instruments or other documents to be executed pursuant to Article II of this Agreement.

                                   ARTICLE II

         DOCUMENTS AND ITEMS TO BE DELIVERED AT THE SEPARATION CLOSING

         Section 2.1 Documents to Be Delivered by Eaton. On or before the Separation Date or such other date or dates as determined by Eaton in connection with the Non-US Plan (as defined in Section 5.7), Eaton will deliver, or will cause its appropriate Subsidiaries to deliver, to Axcelis Technologies all of the following items and agreements (collectively, together with all exhibits, schedules, agreements and documents contemplated by this Agreement and such agreements, the "Ancillary Agreements"):

                  (a) A duly executed General Assignment and Assumption Agreement (the "Assignment Agreement") substantially in the form attached hereto as Exhibit A;

                  (b) A duly executed Trademark License Agreement substantially in the form attached hereto as Exhibit B;



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                  (c) A duly executed Employee Matters Agreement substantially in the form attached hereto as Exhibit C;

                  (d) A duly executed Tax Sharing and Indemnification Agreement substantially in the form attached hereto as Exhibit D;

                  (e) A duly executed Transitional Services Agreement substantially in the form attached hereto as Exhibit E;

                  (f) A duly executed Real Estate Matters Agreement substantially in the form attached hereto as Exhibit F;

                  (g) A duly executed Indemnification and Insurance Matters Agreement substantially in the form attached hereto as Exhibit G;

                  (h) Such other agreements, documents or instruments as Eaton may determine are necessary or desirable in order to achieve the purposes hereof.

         Section 2.2 Documents to Be Delivered by Axcelis Technologies. On or before the Separation Date, Axcelis Technologies will deliver to Eaton a duly executed counterpart of any agreement or instrument referred to in Section 2.1 in each case where Axcelis Technologies is to be a party to such agreement or instrument.

         Section 2.3 Cash to be Transferred. Since December 31, 1999, portions of the cash receipts and disbursements of Axcelis Technologies and certain of its Subsidiaries have been processed through Eaton's centralized cash management system and recorded as a receivable from or payable to Eaton. In connection with the Separation Closing, the "Receivables from Eaton Corporation" included on the Axcelis Technologies combined balance sheet on the Separation Date, less any portion thereof not directly owned by the Axcelis Technologies Group, will be settled in cash by payment to the Axcelis Technologies Group. The portion not directly owned by the Axcelis Technologies Group will be retained by Eaton and will not be made available to the Axcelis Technologies Group. Also in connection with the Separation Closing, the cash and short-term investments on the Axcelis Technologies combined balance sheet on the Separation Date will be paid, transferred or made available to Axcelis Technologies, less any portion thereof not directly owned by the Axcelis Technologies Group. The amounts to be settled, paid, transferred or made available to the Axcelis Technologies Group pursuant to this Section 2.3 shall be calculated by Eaton in its sole discretion, and its determination shall be final and binding. The provisions of this Section 2.3 shall supersede any provisions of this Agreement or any Ancillary Agreement to the contrary.

                                  ARTICLE III

                      THE IPO AND ACTIONS PENDING THE IPO

         Section 3.1 Transactions Related to the IPO. Subject to the conditions specified in Section 3.3, Eaton and Axcelis Technologies shall use their reasonable commercial efforts to consummate the IPO. Such efforts shall include, without limitation, those specified in this Section 3.1.



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                  (a) Registration Statement. Axcelis Technologies filed on May
4, 2000 and shall file with the Securities and Exchange Commission (the "SEC") the IPO Registration Statement and such amendments or supplements thereto as may be necessary in order to cause the same to become and remain effective as required by law, including, but not limited to, filing such amendments to the IPO Registration Statement as may be required by the underwriting agreement to be entered into between the managing underwriters for the IPO (the "Underwriters") and Axcelis Technologies, (the "Underwriting Agreement") or by the SEC or other applicable federal, state or foreign securities laws. Eaton and Axcelis Technologies shall also cooperate in preparing, filing with the SEC and causing to become effective a registration statement registering the common stock of Axcelis Technologies under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation, the IPO, the Distribution and the other transactions contemplated by this Agreement.

                  (b) Underwriting Agreement. Axcelis Technologies shall enter into the Underwriting Agreement (including indemnification by Eaton as described in the IPO Registration Statement), in form and substance reasonably satisfactory to the committee established by the Board of Directors of Axcelis Technologies with respect to the IPO, consisting of the three persons constituting the directors of Axcelis Technologies on May 3, 2000 (the "Offering Committee"), and shall comply with its obligations thereunder.

                  (c) Nasdaq Listing. Axcelis Technologies shall prepare, file and use reasonable commercial efforts to make effective an application for listing of the common stock of Axcelis Technologies issued in the IPO on the Nasdaq National Market ("Nasdaq"), subject to official approval for quotation.

                  (d) Resignations. Eaton will obtain, or cause its appropriate Subsidiaries to obtain, resignations of each person who is an officer of Eaton or its Subsidiaries immediately prior to the IPO Closing and who will be an employee of Axcelis Technologies from and after the IPO Closing Date.

         Section 3.2 Cooperation. Axcelis Technologies shall consult, and cooperate in all respects, with Eaton in connection with the pricing of the common stock of Axcelis Technologies to be offered in the IPO. Axcelis Technologies shall, at Eaton's direction, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

         Section 3.3 Conditions Precedent to Consummation of the IPO. The obligations of the parties to use their reasonable commercial efforts to consummate the IPO shall be conditioned on the satisfaction of the following conditions:

                  (a) Registration Statement. The IPO Registration Statement shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto.



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                  (b) Blue Sky and NASD. The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, become effective or been accepted. Where the amount of compensation to be allowed or paid to the underwriters and any other arrangement among Axcelis Technologies, the underwriters and other broker dealers participating in the IPO are reviewed by the National Association of Securities Dealers, Inc. ("NASD"), no statement shall have been issued by the NASD prior to effectiveness expressing objections to the compensation and other arrangements which has not been resolved as of the IPO Closing Date.

                  (c) Nasdaq Listing. The common stock of Axcelis Technologies to be issued in the IPO shall have been accepted for listing on the Nasdaq, on official approval for quotation.

                  (d) Underwriting Agreement. Axcelis Technologies shall have entered into the Underwriting Agreement (including indemnification by Eaton as described in the IPO Registration Statement), and all conditions to the obligations of Axcelis Technologies and the Underwriters shall have been satisfied or waived.

                  (e) Common Stock Ownership. Eaton shall be satisfied in its sole discretion that it will own at least 80.1% of the outstanding common stock of Axcelis Technologies following the IPO. All other conditions to permit the Separation, the IPO and the Distribution to qualify as a tax-free distribution to Eaton, Axcelis Technologies and Eaton's stockholders shall, to the extent applicable as of the time of the IPO, be satisfied. There shall be no event or condition that is likely to cause any of such conditions not to be satisfied as of the time of the IPO or thereafter.

                  (f) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the IPO or any of the other transactions contemplated by this Agreement shall be in effect.

                  (g) Separation. The Separation shall have become effective in accordance with Articles I and II hereof.

                  (h) Other Actions. Such other actions as the parties hereto may, based upon the advice of counsel, reasonably request to be taken prior to the IPO to assure the successful completion of the IPO shall have been taken.

                  (i) No Termination. This Agreement shall not have been terminated.

         Section 3.4 Dividend Payment. Axcelis Technologies presently expects to pay the $300 million dividend payable to Eaton, which dividend payment Eaton intends to use directly to satisfy obligations to its lenders.



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                                   ARTICLE IV

                                THE DISTRIBUTION

         Section 4.1 The Distribution. Subject to the provisions of Section 4.2, Eaton currently intends to consummate the Distribution within approximately six months of the IPO Closing Date. Eaton shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure, timing and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Eaton may at any time and from time to time until the consummation of the Distribution modify or change the terms of the Distribution, including without limitation by accelerating or delaying the timing of the consummation of all or part of the Distribution. Axcelis Technologies shall cooperate with Eaton in all respects to accomplish the Distribution and shall, at Eaton's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including without limitation the registration under the Securities Act of the common stock of Axcelis Technologies on an appropriate registration form or forms to be designated by Eaton and any listing thereof with Nasdaq and/or the filing of information statements or other documents with the SEC. Eaton shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for Eaton; provided, however, that nothing herein shall prohibit Axcelis Technologies from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution. Axcelis Technologies shall not issue or sell any shares of its common stock on or prior to the Distribution Date without the prior written consent of Eaton, although Axcelis Technologies may at any time on or after the IPO Closing Date grant options pursuant to the Axcelis Technologies 2000 Stock Option Agreement.

         Section 4.2 Conditions Precedent to Distribution. Axcelis Technologies acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, Eaton is not obligated in any respect to proceed with or consummate the Distribution and that Eaton may, in its sole discretion, at any time abandon its plan to proceed with or consummate the Distribution. Without limiting the foregoing, the following are certain conditions that must take place prior to the consummation of the Distribution:

                  (a) IRS Ruling. Eaton shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to Eaton (in its sole discretion), and such ruling shall remain in effect as of the date of the consummation of the Distribution (the "Distribution Date"), to the effect that (i) the transfer by Eaton and its Subsidiaries to the Axcelis Technologies Group of the property, subject to liabilities, held by Eaton of the Axcelis Technologies Business, and Axcelis Technologies' assumption of the liabilities held by Eaton and its Subsidiaries related to the Axcelis Technologies Business, followed by the distribution by Eaton of all of its Axcelis Technologies common stock to stockholders of Eaton, will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code; (ii) no gain or loss will be recognized by Eaton on its transfer of property of the Axcelis Technologies Business to Axcelis Technologies; (iii) no gain or loss will be recognized by Axcelis Technologies on its receipt of property of the Axcelis Technologies Business from Eaton; and (iv) no gain or loss will be



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recognized by (and no amount will otherwise be included in the income of)
stockholders of Eaton upon their receipt of Axcelis Technologies common stock pursuant to the Distribution;

                  (b) Government Approvals. Any material Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect;

                  (c) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Eaton shall have occurred or failed to occur that prevents the consummation of the Distribution; and

                  (d) No Material Adverse Effect. No other events or developments shall have occurred that, in the judgment of the Board of Directors of Eaton, would result in the Distribution having a material adverse effect on Eaton or on the stockholders of Eaton.

         Section 4.3  Further Assurances Regarding the Distribution.

                  In addition to the actions specifically provided for elsewhere in this Agreement, Axcelis Technologies shall, at Eaton's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. Without limiting the generality of the foregoing, Axcelis Technologies shall, at Eaton's direction, cooperate with Eaton, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Government Authority requested by Eaton in order to consummate and make effective the Distribution.

                                   ARTICLE V

                          COVENANTS AND OTHER MATTERS

         Section 5.1 Other Agreements. Eaton and Axcelis Technologies will execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

         Section 5.2 Further Instruments. Subject to Eaton's approval in its reasonable judgment, and without further consideration, Eaton will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Axcelis Technologies and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as Axcelis Technologies may reasonably request in order more effectively to transfer, convey and assign to Axcelis Technologies and its Subsidiaries and confirm Axcelis Technologies' and its Subsidiaries' title to all of the assets, rights and other things of value contemplated to be transferred to Axcelis Technologies and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, and any documents referred to herein and therein, to put



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Axcelis Technologies and its Subsidiaries in actual possession and operating control thereof and to permit Axcelis Technologies and its Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of Eaton and without further consideration, Axcelis Technologies will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Eaton and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Eaton may reasonably deem necessary or desirable in order to have the Axcelis Technologies Group fully and unconditionally assume and discharge the liabilities contemplated to be assumed by the Axcelis Technologies Group under this Agreement or any document in connection herewith and to relieve the Eaton Group of any liability or obligation with respect thereto and evidence the same to third parties.

         Section 5.3  Agreement for Exchange of Information.

                  (a) Generally. Each of Eaton and Axcelis Technologies shall provide, or cause to be provided, to each other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefore, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority, (ii) for use in any judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, litigation, regulatory, tax or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of Eaton or Axcelis Technologies, as the case may be; provided, however, that in the event that any party determines that any such provision of Information would be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                  (b) Internal Accounting Controls; Financial Information. After the Separation Date, each party shall (i) maintain and cause its Subsidiaries to maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) provide and cause its Subsidiaries to provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and information as the requesting party determines necessary or advisable in order to prepare its and its Subsidiaries financial statements and reports or filings with any Governmental Authority.

                  (c) Ownership of Information. Any Information owned by a party that is provided to a requesting party pursuant to this Section 5.3 shall remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

                  (d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 5.3 and other provisions of this Agreement after the Distribution Date,



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


each party shall use its reasonable commercial efforts to retain all Information in its respective possession or control on the Distribution Date substantially in accordance with the policies of Eaton as in effect on the Separation Date. However, except as set forth in the Tax Sharing and Indemnification Agreement, at any time after the Distribution Date, each party may amend its respective record retention policies at such party's discretion; provided, however, that if a party desires to effect the amendment within three (3) years after the Distribution Date, the amending party must give sixty (60) days prior written notice of such change in the policy to the other party to this Agreement. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Separation Date (other than Information that is permitted to be destroyed under the current record retention policies of Eaton) and that falls under the categories listed in Section 5.3(a), without first using its reasonable commercial efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

                  (e) Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 5.3 is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 5.3(d).

                  (f) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 5.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Agreement.

                  (g) Production of Witnesses; Records; Cooperation. After the Distribution Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under Section 5.8 or otherwise), each party hereto shall use its reasonable commercial efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

         Section 5.4 Auditors and Audits; Annual and Quarterly Statements and Accounting. For as long as Eaton is required in accordance with United States generally accepted accounting principles to consolidate Axcelis Technologies' results of operations and financial position:

                  (a) Selection of Auditors. Axcelis Technologies shall not select a different accounting firm from that used by Eaton in each respective country to serve as its (and its Subsidiaries') independent certified public accountants ("Axcelis Technologies' Auditors") for



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


purposes of providing an opinion on its consolidated financial statements without Eaton's prior written consent (which shall not be unreasonably withheld).

                  (b) Date of Auditors' Opinion and Quarterly Reviews. Axcelis Technologies shall use its reasonable commercial efforts to enable Axcelis Technologies' Auditors to complete their audit such that they will date their opinion on Axcelis Technologies' audited annual financial statements on the same date that Eaton's independent certified public accountants ("Eaton's Auditors") date their opinion on Eaton's audited annual financial statements, and to enable Eaton to meet its timetable for the printing, filing and public dissemination of Eaton's annual financial statements. Axcelis Technologies shall use its reasonable commercial efforts to enable Axcelis Technologies' Auditors to complete their quarterly review procedures such that they will provide clearance on Axcelis Technologies' quarterly financial statements on the same date that Eaton's Auditors provide clearance on Eaton's quarterly financial statements.

                  (c) Annual and Quarterly Financial Statements. Axcelis Technologies shall provide to Eaton on a timely basis all Information that Eaton reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of Eaton's annual and quarterly financial statements. Without limiting the generality of the foregoing, Axcelis Technologies will provide all required financial Information with respect to Axcelis Technologies and its Subsidiaries to Axcelis Technologies' Auditors in a sufficient and reasonable time and in sufficient detail to permit Axcelis Technologies' Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Eaton's Auditors with respect to financial Information to be included or contained in Eaton's annual and quarterly financial statements. Similarly, Eaton shall provide to Axcelis Technologies on a timely basis all financial Information that Axcelis Technologies reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of Axcelis Technologies' annual and quarterly financial statements. Without limiting the generality of the foregoing, Eaton will provide all required financial Information with respect to Eaton and its Subsidiaries to Eaton's Auditors in a sufficient and reasonable time and in sufficient detail to permit Eaton's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Axcelis Technologies' Auditors with respect to Information to be included or contained in Axcelis Technologies' annual and quarterly financial statements.

                  (d) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. Axcelis Technologies shall authorize Axcelis Technologies' Auditors to make available to Eaton's Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Axcelis Technologies and work papers related to the annual audits and quarterly reviews of Axcelis Technologies, in all cases within a reasonable time prior to Axcelis Technologies' Auditors' opinion date, so that Eaton's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Axcelis Technologies' Auditors as it relates to Eaton's Auditors' report on Eaton's financial statements, all within sufficient time to enable Eaton to meet its timetable for the printing, filing and public dissemination of Eaton's annual and quarterly statements. Similarly, Eaton shall authorize Eaton's Auditors to make available to Axcelis Technologies' Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Eaton and work papers related to the annual audits and quarterly reviews of Eaton, in all cases within a reasonable time prior to Eaton's Auditors' opinion date, so that Axcelis Technologies' Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Eaton's Auditors as it relates to Axcelis Technologies' Auditors' report on Axcelis Technologies' statements, all within sufficient time to enable Axcelis Technologies to meet its timetable for the printing, filing and public dissemination of Axcelis Technologies' annual and quarterly financial statements.

                  (e) Access to Books and Records. Axcelis Technologies shall provide Eaton's internal auditors and their designees access to Axcelis Technologies' and its Subsidiaries' books and records so that Eaton may conduct reasonable audits relating to the financial statements provided by Axcelis Technologies pursuant hereto as well as to the internal accounting controls and operations of Axcelis Technologies and its Subsidiaries. Similarly, Eaton shall provide Axcelis Technologies' internal auditors and their designees access to Eaton's and its Subsidiaries' books and records so that Axcelis Technologies may conduct reasonable audits relating to the financial statements provided by Eaton pursuant hereto as well as to the internal accounting controls and operations of Eaton and its Subsidiaries

                  (f) Notice of Change in Accounting Principles. Subsequent to the Distribution, Axcelis Technologies shall give Eaton as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect prior to the Distribution. Axcelis Technologies will consult with Eaton and, if requested by Eaton, Axcelis Technologies will consult with Eaton's Auditors with respect thereto. Eaton shall give Axcelis Technologies as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date. Eaton will consult with Axcelis Technologies and, if requested by Axcelis Technologies, Eaton will consult with Axcelis Technologies' Auditors with respect thereto.

                  (g) Conflict with Third-Party Agreements. Nothing in this
Section 5.4 shall require Eaton or Axcelis Technologies to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided that in the event that Eaton or Axcelis Technologies is required under this
Section 5.4 to disclose any such Information, each of Eaton and Axcelis Technologies shall use commercially reasonable efforts to seek to obtain such third party's consent to the disclosure of such information.

         Section 5.5 Consistency with Past Practices. At all times prior to consummation of the IPO, Eaton and Axcelis Technologies will use commercially reasonable efforts to conduct the Axcelis Technologies Business in the ordinary course, consistent with past practices, except as otherwise contemplated in connection with the Separation.

         Section 5.6 Payment of Expenses. Except as otherwise specifically provided to the contrary in any of the Ancillary Agreements, Axcelis Technologies shall be responsible, as determined by Eaton in its sole discretion, for third party costs and expenses incurred by the parties hereto in connection with the IPO (including without limitation discounts, commissions and reimbursable expenses of the Underwriters), and Eaton shall be responsible, as determined by Eaton in its sole discretion, for the balance of such fees, costs and expenses incurred in connection with this Agreement (including such fees, costs and expenses incurred solely in connection with the Distribution). Axcelis Technologies and Eaton shall each be responsible for their own internal costs and expenses incurred in connection with the Separation, the IPO and the Distribution.

         Section 5.7 Foreign Subsidiaries. Eaton and Axcelis Technologies shall cause their applicable foreign subsidiaries to execute such local transfer agreements, assignments, assumptions, novations and other documents and to take such other actions as shall be necessary to carry out the Non-US Plan, a copy of which is attached hereto as Exhibit H (the "Non-US Plan"), to effect the purposes of this Agreement with respect to their respective operations outside the United States.

         Section 5.8 Dispute Resolution.

                  (a) If a dispute, controversy or claim ("Dispute") arises between the parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives of each party with authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "Dispute Resolution Commencement Date". Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in arbitration or litigation. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator selected by the parties within forty-five (45) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorneys' fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding ADR.

                  (b) Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three (3) arbitrators in Cleveland, Ohio. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to its expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrators shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

                  (c) Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to procedures described above in paragraph (a), while such court action is pending.

                  (d) Continuity of Service and Performance. Unless otherwise agreed to in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 5.8 with respect to all matters not subject to such dispute, controversy or claim.

         Section 5.9 Governmental Approvals; Compliance with Law. To the extent that the Separation, the IPO or the Distribution requires any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain such Governmental Approvals. From and after the IPO Closing Date, Axcelis Technologies shall comply with all federal, state, local and international laws, rules, regulations, orders, judgments, decrees, ordinances, and injunctions, including without limitation applicable federal, state and foreign securities laws, rules, regulations, orders, judgments, decrees, ordinances and injunctions.

         Section 5.10 No Representation or Warranty. Unless specifically provided to the contrary in any agreement specifically covering any portion of the non-US operations of the Axcelis Technologies Business, Eaton does not, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, make any representation as to, warranty of or covenant with respect to:

                  (a) the value of any asset or thing of value to be transferred to Axcelis Technologies;

                  (b) the freedom from encumbrance of any asset or thing of value to be transferred to Axcelis Technologies;

                  (c) the absence of defenses or freedom from counterclaims with respect to any claim to be transferred to Axcelis Technologies; or

                  (d) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon its execution, delivery and filing.

Except as may expressly be set forth herein or in any Ancillary Agreement, all assets to be transferred to Axcelis Technologies shall be transferred "AS IS, WHERE IS," and Axcelis Technologies shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in Axcelis Technologies good and marketable title, free and clear of any lien, claim, equity or other encumbrance.

         Section 5.11 Non-Solicitation of Employees. Eaton and Axcelis Technologies shall not solicit or recruit, without the other party's express prior written consent, any of the other party's employees for a period of two (2) years following the Distribution Date. To the extent this prohibition is waived, any recruitment efforts by either Eaton or Axcelis Technologies during such two-year period shall be coordinated by each party's senior human resources executive or his or her designee and appropriate management. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a party solely as a result of: (a) an employee's affirmative response to a general recruitment effort carried out through a public or general solicitation, or (b) an employee's initiative.

         Section 5.12 Cooperation in Obtaining New Agreements. Eaton understands that, prior to the Separation Date, Axcelis Technologies has derived benefits under certain agreements and relationships between Eaton and third parties, which agreements and relationships are not being assigned or transferred to Axcelis Technologies in connection with the Separation. Upon the request of Axcelis Technologies, Eaton will make introductions of appropriate Axcelis Technologies personnel to Eaton's contacts at such third parties, and will provide reasonable assistance to Axcelis Technologies, at Eaton's expense, so that Axcelis Technologies may enter into agreements or relationships with such third parties under substantially equivalent terms and conditions, including financial terms and conditions, that apply to Eaton. Such assistance may include, but is not limited to, (i) requesting and encouraging such third parties to enter into such agreements or relationships with Axcelis Technologies, (ii) attending meetings and negotiating sessions with Axcelis Technologies and such third parties, and (iii) participating in buying consortiums with Axcelis Technologies. Eaton also understands that certain agreements between Eaton and third parties which are being assigned to Axcelis Technologies in connection with the Separation may require the consent of the applicable third party. Eaton shall assist Axcelis Technologies in seeking and obtaining the consent of such third parties to such assignment. The parties expect that the activities contemplated by this Section 5.12 will be substantially completed by the Distribution Date, but in any event Eaton's obligations hereunder will terminate after the first anniversary of the Distribution Date.

         Section 5.13 Property Damage to Axcelis Technologies Assets Prior to the Separation Date. In the event of any property damage, other than ordinary wear and tear, to any Axcelis Technologies Assets held by Eaton which occurs prior to the Separation Date, Eaton shall repair or otherwise address such damage in the ordinary course of business consistent with past practices; provided, however, that nothing in this clause shall restrict Eaton from disposing of any Assets in the ordinary course of business consistent with past practices.

                                   ARTICLE VI

                                 MISCELLANEOUS

         Section 6.1 Limitation of Liability. EXCEPT TO THE EXTENT, IF ANY, SPECIFICALLY PROVIDED TO THE CONTRARY HEREIN OR IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL ANY MEMBER OF THE EATON GROUP OR THE AXCELIS TECHNOLOGIES GROUP BE LIABLE TO ANY OTHER MEMBER OF THE EATON GROUP OR THE AXCELIS TECHNOLOGIES GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY

ANCILLARY AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

         Section 6.2 Governing Law. This Agreement and the Ancillary Agreements (except to the extent that a mandatory rule of law which governs any matter contemplated by the Non-US Plan otherwise provides) shall be construed in accordance with, and all Disputes hereunder or thereunder shall be governed by, the local laws of the State of Ohio, excluding its conflict of law rules. The United States District Court for the Northern District of Ohio shall have jurisdiction and venue over, and shall be the sole court used by the parties to initiate resolution of, all Disputes between the parties hereto and to the Ancillary Agreements.

         Section 6.3 Termination. This Agreement and all Ancillary Agreements may be terminated and the IPO abandoned, or the IPO may be delayed, at any time prior to the IPO Closing by and in the sole discretion of Eaton without the consent of Axcelis Technologies. This Agreement or any of the Ancillary Agreements may be terminated at any time after the IPO Closing and before the Distribution Date by mutual consent of Eaton and Axcelis Technologies. In the event of termination pursuant to this Section 6.3, no party shall have any liability of any kind to the other party.

         Section 6.4 Notices. Notices, offers, instructions, consents, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement or any Ancillary Agreement shall be given in writing to the respective parties to the following addresses:

                  if to Eaton:
                                    Office of the Secretary
                                    Eaton Corporation
                                    Eaton Center
                                    1111 Superior Avenue
                                    Cleveland, Ohio  44114
                                    Fax: (216) 479-7103

                  if to Axcelis Technologies:

                                   Chief Executive Officer
                                   Axcelis Technologies, Inc.
                                   55 Cherry Hill Drive
                                   Beverly, Massachusetts  01915
                                   Fax: (978) 232-4221

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

         Section 6.5 Counterparts. This Agreement and the Ancillary Agreements will be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 6.6 Binding Effect; Assignment. This Agreement and the Ancillary Agreements shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may be enforced separately by each member of the Eaton Group and each member of the Axcelis Technologies Group. Neither party may assign this Agreement or any Ancillary Agreement or any rights or obligations hereunder or thereunder in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any assignment without such consent shall be void. No permitted assignment of any rights or obligations hereunder or in any Ancillary Agreement, in whole or in part, by operation of law or otherwise, will release the assigning party as the obligor, jointly and severally with the assignee, from any of its obligations hereunder or in any Ancillary Agreement.

         Section 6.7 Severability. If any term or other provision of this Agreement or any Ancillary Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement or any Ancillary Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement or such Ancillary Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby or in such Ancillary Agreement are fulfilled to the fullest extent possible.

         Section 6.8 Failure or Indulgence Not Waiver; Remedies Cumulative. Any provision of this Agreement or any Ancillary Agreement or any breach thereof may only be waived if done specifically and in writing by the party that is entitled to the benefits thereof. No failure or delay on the part of either party hereto or thereto in the exercise of any right hereunder or thereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein or therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Ancillary Agreements are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 6.9 Entire Agreement; Amendment. This Agreement and the Ancillary Agreements constitute the sole and entire understanding of the parties with respect to the matters contemplated hereby and thereby and supersede and render null and void all prior negotiations, representations, agreements and understandings (oral and written) between the parties with respect to such matters. No change or amendment may be made to this Agreement or any Ancillary Agreement except by an instrument in writing signed by each of the parties thereto.

         Section 6.10 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this

Agreement and the Ancillary Agreements, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and the Ancillary Agreements, and
(d) this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general equity principles.

         Section 6.11 Interpretation. The headings contained in this Agreement and the Ancillary Agreements and in the tables of contents to this Agreement and the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation hereof or thereof. Any capitalized term used in any Exhibit or Schedule to this Agreement or any Ancillary Agreement but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The language used in this Agreement and in any Ancillary Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and agreement, and no rule of strict construction or canons or aids in interpretation will be applied against either party.

         Section 6.12 Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other document executed in connection herewith, unless otherwise specifically provided in this Agreement, the provisions of such Ancillary Agreement or document shall prevail.

         Section 6.13 Public Announcements. Through the Distribution Date, Eaton shall determine the contents of all press releases relating to any matters contemplated by this Agreement or any of the Ancillary Agreements, including without limitation the Separation, the IPO and the Distribution, to be issued by either of the parties, after consultation with Axcelis Technologies, including without limitation any termination of this Agreement for any reason, and such press releases shall be consistent with the respective disclosure obligations of the parties.

         Section 6.14 Subsequent Legal Fees. In the event that any arbitration or litigation is initiated to interpret or enforce the terms and provisions of this Agreement or any Ancillary Agreement, the party prevailing in said action shall be entitled to its reasonable attorneys' fees and costs and shall be paid same in full by the losing party promptly upon demand by the prevailing party. A party may also include its claim for such fees and costs in such arbitration or litigation.

         Section 6.15 No Third-Party Beneficiaries or Right to Rely. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, (a) nothing in this Agreement or any Ancillary Agreement is intended to or shall create for or grant to any third Person any rights or remedies whatever, as a third party beneficiary or otherwise; (b) no third Person is entitled to rely on any of the representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement; and (c) no party hereto or to any Ancillary Agreement shall incur any liability or obligation to any third Person because of any reliance by such third Person on any representation, warranty, covenant or agreement herein or in any Ancillary Agreement.

                                  ARTICLE VII

                                  DEFINITIONS

         Section 7.1 Affiliated Company. "Affiliated Company" of any Person means any entity that controls, is controlled by or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         Section 7.2 Assets. "Assets" has the meaning set forth for such term in
Article IV of the Assignment Agreement.

         Section 7.3 Axcelis Technologies Assets. "Axcelis Technologies Assets" has the meaning set forth in Section 1.2 of the Assignment Agreement.

         Section 7.4 Axcelis Technologies Group. "Axcelis Technologies Group" means Axcelis Technologies, each Subsidiary and Affiliated Company of Axcelis Technologies immediately after the Separation Date or that is contemplated to be a Subsidiary or Affiliated Company of Axcelis Technologies pursuant to the Non-US Plan and each Person that becomes a Subsidiary or Affiliated Company of Axcelis Technologies after the Separation Date.

         Section 7.5 Eaton Group. "Eaton Group" means Eaton, each Subsidiary and Affiliated Company of Eaton (other than any member of the Axcelis Technologies Group) immediately after the Separation Date, after giving effect to the Non-US Plan, and each Person (other than any member of the Axcelis Technologies Group) that becomes a Subsidiary or Affiliated Company of Eaton after the Separation Date.

         Section 7.6 Governmental Approvals. "Governmental Approvals" means any notices, reports or other filings to be made to, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         Section 7.7 Governmental Authority. "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         Section 7.8 Information. "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and any other technical, financial, employee or business information or data.

         Section 7.9 IPO Closing."IPO Closing" means the consummation of the IPO by Axcelis in accordance with this Agreement and the Underwriting Agreement, including without limitation its delivery of Axcelis common stock to, in return for cash from, the Underwriters.

         Section 7.10 IPO Closing Date. "IPO Closing Date" means the date of the IPO Closing.

         Section 7.11 Liabilities. "Liabilities" has the meaning set forth for such term in Article IV of the Assignment Agreement

         Section 7.12 Person. "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

         Section 7.13 Subsidiary. "Subsidiary" of any Person means a corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries; provided that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         WHEREFORE, each of the parties hereto, by its duly authorized officers or representatives, has caused this Agreement to be executed on its behalf on the date first above written.


ATTEST:                                 AXCELIS TECHNOLOGIES, INC.

By: /s/ MARY G. PUMA                    By: /s/ BRIAN R. BACHMAN
   ------------------------------          -------------------------------
Name: Mary G. Puma                      Name: Brian R. Bachman
     ----------------------------            -----------------------------
Title: President, Chief Operating       Title: Chief Executive Officer and
      ---------------------------             ----------------------------
       Officer and Secretary                   Vice Chairman of the Board
      ---------------------------             ----------------------------


ATTEST:                                 EATON CORPORATION

By: /s/ KEN SEMELSBERGER                By: /s/ ADRIAN T. DILLON
   ------------------------------          -------------------------------
Name: Ken Semelsberger                  Name: Adrian T. Dillon
     ----------------------------            -----------------------------
Title: Vice President--Strategic        Title: Executive Vice President,
      ---------------------------             ----------------------------
       Planning                                Chief Financial and
      ---------------------------             ----------------------------
                                               Planning Officer
                                              ----------------------------

                                    EXHIBITS




Exhibit A        General Assignment and Assumption Agreement

Exhibit B        Trademark License Agreement

Exhibit C        Employee Matters Agreement

Exhibit D        Tax Sharing and Indemnification Agreement

Exhibit E        Transitional Services Agreement

Exhibit F        Real Estate Matters Agreement

Exhibit G        Indemnification and Insurance Matters Agreement

Exhibit H        Non-US Plan


[Exhibits A through G omitted. The registrant hereby agrees to furnish supplementally, upon request, a copy of any omitted Exhibits to this agreement.]

                                   EXHIBIT H

                           AXCELIS TECHNOLOGIES, INC.

                                 NON-U.S. PLAN


         This document describes, by jurisdiction, the transfers of assets and liabilities between various foreign subsidiaries of Eaton Corporation ("Eaton") and various foreign subsidiaries of Axcelis Technologies, Inc. ("Axcelis Technologies") that will occur as part of the separation of the Axcelis Technologies business from Eaton.

France

          On the Separation Date or as soon as practicable thereafter, Axcelis Technologies Sarl, a newly formed wholly owned subsidiary of Fusion Technology International Inc. ("Fusion International"), will acquire the assets and assume the liabilities of the Ion Beam Systems Division of Eaton Technologies S.A. for cash in an amount equal to the agreed fair market value as of the Separation Date.

Italy

          On the Separation Date or as soon as practicable thereafter, Axcelis Technologies Srl, a newly formed wholly owned subsidiary of Fusion International, will acquire the assets and assume the liabilities of the SED Agrate-Italy Division of Eaton Automotive Srl for cash in an amount equal to the agreed fair market value as of the Separation Date.

Germany

          On the Separation Date or as soon as practicable thereafter, Axcelis Technologies GmbH, a newly formed wholly owned subsidiary of Fusion International, will acquire the assets and assume the liabilities of the Ion Beam Systems Division of Eaton GmbH and the Fusion Germany Division of Eaton GmbH for cash in an amount equal to the agreed fair market value as of the Separation Date.

United Kingdom

          On the Separation Date or as soon as practicable thereafter, Axcelis Technologies Limited, a wholly owned subsidiary of Fusion International, will acquire the assets and assume the liabilities of the Ion Beam Systems Division of Eaton Limited for cash in an amount equal to the agreed fair market value as of the Separation Date.

Taiwan

          As soon as practicable after the Separation Date, Axcelis Technologies will cause Fusion International to form a wholly owned subsidiary in Taiwan ("Axcelis Taiwan"). Axcelis Taiwan will agree to acquire certain assets and liabilities of the SED Taiwan Division of Eaton Limited and the Fusion Taiwan Division of Eaton Limited for cash in an amount equal to the agreed fair market value as of the Separation Date. The consummation of such transactions will occur as soon as commercially practicable subject to Taiwan business and legal requirements, but in any event no later than the date of the consummation of the divestiture of Axcelis Technologies.

South Korea

          On the Separation Date or as soon as practicable thereafter, Eaton Semiconductor Ltd., a wholly owned subsidiary of Axcelis Technologies, will sell that certain land and a building located in South Korea and used in connection with the Axcelis Technologies business to Eaton Ltd. for cash in an amount equal to the appraised fair market value of such assets as of the Separation Date. Eaton Ltd. will agree to lease to Eaton Semiconductor Ltd. for a rental equal to the fair rental value that portion of the premises currently used by the semiconductor equipment operations of Eaton Semiconductor Ltd. for an agreed period after the Separation Date.

India

          On the Separation Date or as soon as practicable thereafter, Implant Systems India will sell its assets which are unrelated to the Axcelis Technologies business to Eaton Industries Pvt Ltd. for cash in an amount equal to the agreed fair market value of the assets.